Exhibit 10.5

ALLONGE #2 TO CONVERTIBLE PROMISSORY NOTES

Allonge #2 (this “Allonge”) to those certain Convertible Promissory Notes (the “Convertible Promissory Notes”) attached hereto as Exhibit 1, revised pursuant to that certain Allonge to Convertible Promissory Notes dated March 28, 2017, and made a part hereof in the principal amount of (a) [$________] dated December 22, 2016, (b) [$________] dated January 25, 2017 and (c) [$________] dated February 15, 2017, in each case from Bionik Laboratories Corp., as Maker, to [________], as Holder (the “Holder”).

Maker and Holder agree that each of the Convertible Promissory Notes shall be revised as follows:

1.          The second sentence of the first paragraph of each of the Convertible Promissory Notes shall be amended and replaced to read as follows:

“This Note shall bear interest at a fixed rate of (i) 6% per annum beginning on the Issue Date and ending on and through March 31, 2017, (ii) 12% per annum beginning on April 1, 2017 and ending on August 14, 2017 and (iii) 3% per month, beginning on August 14, 2017 and ending on and through the Maturity Date.”

2.          The definition of “Maturity Date” in Section 1.1 of each of the Convertible Promissory Notes shall be amended and replaced to read as follows:

““Maturity Date” shall mean the earlier of: (a) March 31, 2018 and (b) the consummation of a Qualified Financing.”

3.          The definition of “New Round Stock” in Section 1.1 of each of the Convertible Promissory Notes shall be amended and replaced to read as follows:

““New Round Stock” means, the securities (or units of securities if more than one security are sold as a unit) issued by the Company in one or more tranches in the context of the Qualified Financing.”

4.          The definition of “Premium” in Section 1.1 of each of the Convertible Promissory Notes shall be amended and replaced to read as follows:

““Premium” means, with respect to the repayment or conversion of the Principal Amount, an amount equal to twenty-five percent (25%) of the Principal Amount less the interest accrued and unpaid through the measurement date.”

5.          The definitions of each of “Tier 1 Qualified Financing”, “Tier 2 Qualified Financing” and “Tier 3 Qualified Financing” in Section 1.1 of each of the Convertible Promissory Notes shall be deleted and each of the Convertible Promissory Notes shall be amended to include, in appropriate alphabetical order the following new definition:

““Qualified Financing” means the next equity or equity-linked round of financing of the Company in whatever form or type that raises in one or more tranches aggregate net proceeds of $7,000,000 or more, less the aggregate amount raised by the Company pursuant to the Subscription Agreement and the Subsequent Notes.”

The term “Qualified Financing”, as appropriate, shall replace the terms “Tier 1 Qualified Financing”, “Tier 2 Qualified Financing” and “Tier 3 Qualified Financing” throughout each of the Convertible Promissory Notes.

6.          Section 1.1 of each of the Convertible Promissory Notes shall be amended to include, in appropriate alphabetical order, the following new definition:

““Subsequent Notes” means the promissory notes issued by the Company (i) as of March 28, 2017 to RGD Investissements, S.A.S. in the principal amount of US$500,000.00, and (ii) to certain investors from August 14, 2017, evidencing Company indebtedness in an aggregate principal amount of US$2,000,000.00.”

The term “Subsequent Notes”, as appropriate, shall replace the term “Subsequent Note”, throughout each of the Convertible Promissory Notes.

7.          Section 3.1 of each of the Convertible Promissory Notes shall be amended and replaced to read as follows:

a)	Conversion upon Qualified Financing. Upon the consummation of a Qualified Financing, without any action on the part of the Holder, the (i) outstanding principal, (ii) accrued and unpaid interest under the Notes and (iii) the Premium, will be converted into shares of New Round Stock based upon the lesser of (A) the lowest issuance (or conversion) price of New Round Stock in case there is more than one tranche of New Round Stock or (B) twenty-five cents ($0.25).

b)	Security Interest. In the event the Company is unsuccessful in consummating a Qualified Financing by March 31, 2018, the Company shall promptly grant to the Holder a security interest on all of the Company’s assets and shall file a UCC-1 Financing Statement to perfect such security interest, and shall execute and deliver such other documents, agreements and instruments that the Holder reasonably requires to so grant and perfect the security interest in the Company’s assets; provided, however, that such security interest shall be subject to an intercreditor agreement or other similar agreement, in customary form, if and to the extent the Company enters into one or more secured loans with third party lenders from the Issue Date through the Maturity Date, providing for pari passu rights among the Holder, the other lenders pursuant to the Subscription Agreement, the lender pursuant to the Subsequent Notes and such other third parties.

c)	Conversion upon Change of Control. If a Change of Control transaction occurs prior to the Qualified Financing, the (i) outstanding principal, (ii) accrued and unpaid interest under the Note and (iii) the Premium would, at the election of the holders of a majority of the outstanding principal of the Notes, be either (A) payable upon demand as of the closing of such Change of Control transaction or (B) convertible into shares of the Common Stock immediately prior to such Change of Control transaction at a price per share equal to the lesser of (A) the VWAP, or (B) the per share consideration to be received by the holders of the Common Stock in such Change of Control transaction.

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d)	Cancellation. Upon and as of the Conversion Date, this Note will be cancelled on the books and records of the Company and shall solely represent the right to receive the Conversion Shares.”

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Except as expressly reflected herein, the Convertible Promissory Notes will remain in full force and effect. This Allonge is intended to be attached to and made a permanent part of the Convertible Promissory Note.

Dated as of the [____] day of August 2017.

Maker:	BIONIK LABORATORIES CORP.

By:
Name:
Title:

Holder:	[INVESTOR NAME]

By:
Name:
Title:

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EXHIBIT A

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